Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Ebix, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-128086, 333-64664, 333-59242, 333-46066, 333-23261 and 33-62901) and on Form S-3 (Nos. 333-112616, 333-64368, 333-12781 and 33-62427) of Ebix, Inc. and subsidiaries (Ebix, Inc.) of our report dated March 19, 2004, with respect to the consolidated statements of income, stockholders' equity and comprehensive income and cash flows of Ebix, Inc., and the related consolidated financial statement schedule for the year ended December 31, 2003, which report appears in the December 31, 2005 annual report on Form 10-K of Ebix, Inc.

/s/ KPMG LLP
Chicago, Illinois
March 28, 2006